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                                                                    EXHIBIT 99.1

                                                      (Citigate Logo)

FOR IMMEDIATE RELEASE

                              Contact: Paul Caminiti/Brandy Bergman/Carrie Bloom
                                       Citigate Sard Verbinnen
                                       212/687-8080

               VECTOR GROUP TO REDUCE EXCESS PRODUCTION CAPACITY,
              ACHIEVING EXPECTED $23 MILLION IN ANNUAL COST SAVINGS

               WILL CLOSE TIMBERLAKE FACILITY, MOVE PRODUCTION OF
              QUEST NICOTINE FREE CIGARETTES TO MEBANE, NC FACILITY

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                  MIAMI, FL, OCTOBER 8, 2003 - Vector Group Ltd. (NYSE: VGR)
announced today that it plans to close its Vector Tobacco subsidiary's Timberlake, North Carolina cigarette manufacturing facility in order to reduce excess tobacco production capacity and improve operating efficiencies company-wide. Production of the Quest line of no-nicotine and reduced nicotine cigarettes, as well as production of Vector Tobacco's other cigarette brands, will be moved to Liggett Group's state-of-the-art manufacturing facility in Mebane, North Carolina.

         "After careful review of our operations and industry trends, we determined that this step was necessary to ensure that our tobacco operations remain efficient, robust and competitive," said Ronald J. Bernstein, President and Chief Executive Officer of Liggett Vector Brands, the sales and marketing subsidiary of Vector Group. "This was a difficult decision, but clearly the prudent one. It reduces our overall costs and leverages Liggett's Mebane facility, which has adequate capacity to support full production of Quest and other Vector Tobacco brands. We are working closely with our employees to make this transition as easy as possible for them and the community."

         Liggett's Mebane facility currently produces in excess of 9 billion units per year, but maintains the capacity to produce 16 billion units per year. Vector Tobacco will contract with Liggett Group to produce its cigarettes and will begin transitioning production from Timberlake to Mebane immediately, with all production ceasing at Timberlake by December 31, 2003. As part of this transition, Vector will be eliminating approximately 150 positions in Timberlake and Durham, North Carolina.

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         As a result of these actions, Vector Group currently expects to realize annual cost savings of approximately $23 million beginning in 2004. Vector Group will take restructuring charges currently estimated to total approximately $21 to $24 million during the third and fourth quarters of 2003, approximately $3.2 million of which will be cash charges relating primarily to severance costs, while the balance will be non-cash asset impairment charges.

         Mr. Bernstein concluded, "The Mebane facility is an excellent plant and an ideal location for production of Quest, the first cigarette brand that allows consumers to gradually step down to nicotine-free smoking. We remain completely committed to the Quest brand and are continuing our work to expand distribution, increase market share and prepare for the launch of Quest menthol, which is on track for November. Additionally, we are extremely encouraged by preliminary test results on Quest which we believe show real promise for the Quest technology as a smoking cessation aid."

         Earlier this week, Vector Tobacco announced that in a preliminary study on its reduced nicotine and nicotine-free Quest cigarettes, 33% of Quest 3 smokers were able to achieve four-week continuous abstinence, a standard threshold for smoking cessation. Jed E. Rose, Ph.D., Director of Duke University Medical Center's Nicotine Research Program and co-inventor of the nicotine patch, conducted the study at Duke University Medical Center to provide preliminary evaluation of the use of the Quest technology as a smoking cessation aid.

         Vector Group is a holding company that indirectly owns Liggett Group Inc., Vector Tobacco Inc., and a controlling interest in New Valley Corporation. Additional information concerning the company is available on the company's website, www.VectorGroupLtd.com.


                                      # # #

         This press release contains certain forward-looking statements within the meaning of the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company's current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the Company's substantial amount of indebtedness, intense price competition and declining unit volume in the domestic tobacco industry, significant smoking-related litigation, the adverse impact of increases in excise and similar taxes on sales of cigarettes, the challenges inherent in new product development initiatives, the Company's ability to raise the capital necessary to grow its business, potential disputes concerning the Company's intellectual property, market acceptance of the Company's new products, allegations by federal or state regulators, public health organizations and other tobacco manufacturers that the Company's reduced carcinogen and low nicotine and nicotine-free cigarette products are unlawful or bear deceptive or unsubstantiated product claims, competition from companies with greater resources than the Company, the Company's dependence on key employees, any potential costs or savings associated with the closing of the Timberlake manufacturing plant and related actions, and the Company's ability to realize estimated values on sales of excess manufacturing equipment. See additional discussion under "Risk Factors" in Item 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.